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                                                                      Exhibit 10

August 17, 1998



Mr. Douglas T. Lake
29 Sturgis Road
Bronxville, New York 10708

Dear Doug,

     In accordance with our recent discussions, I would like to outline for you some terms for a position with Western Resources. Obviously, any agreement is subject to approval of the Western Resources Board of Directors.

     I am pleased to offer you the position of Executive Vice President, Chief Strategic Officer for Western Resources. In addition, you would serve as a member of the Company's Executive Council and participate with other senior officers in the formation and implementation of corporate policy regarding all aspects of the Company's operations.

     In your position, you would be primarily responsible for leading our efforts to grow our business as well as the businesses of our subsidiaries. Where appropriate, you would be expected to serve on subsidiary boards. In addition, we would expect you to open and manage an office in New York City to be staffed with a sufficient number of financial analysts in order to provide much of the analytical work for which we currently rely on bankers.

     While we would expect you to spend at least half of your time in Topeka and to establish your primary residence here, you would be expected to travel extensively.

     Your annual base compensation would be set at $325,000. You would receive a $350,000 signing bonus if you begin your employment prior to September 1, 1998. In addition to this base compensation, you would participate in the Company's short- and long-term incentive plans for officers. The short-term plan, while subject to change, would provide you an opportunity for additional cash compensation of up to 60% of base pay. You would also receive 30,000 stock options and 13,500 restricted shares in 1998, under the long-term plan. In addition, you would be enrolled in Western Resources' executive salary continuation plan.

     If you are still an employee of Western Resources (or its successor or one of its affiliates) as of September 1, 2000, you would receive a $500,000 payout. Likewise, if you are an employee on September 1, 2002, you would receive $1,000,000. In the event your employment is terminated prior to these respective dates by the Company without "Cause" or by you for "Good Reason," as those terms are defined in the Company's Change of Control Agreements, you would receive $500,000 if such termination is prior to September 1, 2000 or $1,000,000 if after September 1, 2000 but before September 1, 2002.

     In addition to the above, you will receive all benefits which are customarily offered to officers who serve on the Company's Executive Council. These include a deferred compensation plan, a 401K savings plan, a qualified retirement plan, medical/dental insurance, life insurance, accidental death and dismemberment insurance, short- and long-term disability protection, sick leave, vacation and holiday leave, up to $10,000 annually to cover financial planning and tax preparation as well as $10,000 for legal assistance in
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that regard, a car allowance, personal use of a cellular phone, a club membership, a change of control agreement, matching gift, and relocation benefits. I have enclosed a schedule that sets forth this information in greater detail.

     Doug, I look forward too hearing from you on this matter. Please call if you would like to discuss any of these matters in more detail.

Sincerely,


David C. Wittig



NAME:          Douglas T. Lake
POSITION:      Executive Vice President, Chief Strategic Officer
PAY GRADE:     5
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COMPENSATION                                    COMMENTS
------------                                    ------------

 Base Salary                    $325,000       Paid on the 15th and last day
                                               of the month

 Short Term Incentive           Yes            Performance related cash award
                                               (target of 60% of Base Salary)
                                               Payable in first quarter
                                               following close of performance
                                               period

 Long Term Incentive              Yes          Non-qualified stock options and
                                               dividend equivalents 30,000
                                               stock options and 13,5000
                                               restricted shares in 1998

BENEFITS
--------

 Medical/Dental                   Yes          Noncontributory medical;
                                               dental premium split 50/50

 Life Insurance                   Yes          1X salary basic and AD&D -
                                               noncontributory; Up to 4X
                                               salary supplemental - employee
                                               paid; premium fixed at age of
                                               entry; supplemental fully
                                               portable upon termination/
                                               retirement

 Qualified Retirement
  Plan                            Elig. After
                                  1 yr.        Provides approx. 37% of final 5
                                               year's average base pay with 20
                                               years of service.

 Savings Plan                Elig. After
                             1 mo.             401(k) Plan allows 14% up to
                                               $10,000 pre-tax and 4% after
                                               tax Company matches first 6% of
                                               base pay contributed at 50%
                                               after 1 year of service.
 Executive Salary
   Continuation Plan         Yes               Full vesting with 15 years
                                               service or age 65.  Provides
                                               61.7% of final 3 year's pay at
                                               age 65.  Lesser benefit payable
                                               below age 65.  Earliest
                                               commencement is age 50,
                                               actuarially reduced for age
                                               below 60 and service less than
                                               15 years.  Benefit reduced by
                                               Qualified Retirement Plan
                                               benefit.
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Deferred Compensation      Yes                 Maximum deferral 100% of Base
                                               Salary; 100% of cash incentive
                                               compensation.  (Long term
                                               Incentive comp. shares not
                                               eligible for deferral).

  Vacation                 Yes                 4 weeks

  Holidays                 Yes                 10 days total; 9 fixed, 1
                                               floating

  Sick Leave               Yes                 7 days per year until 12
                                               accumulated, then accrue 14
                                               days per year; 180 days maximum

  Short Term Disability    Yes                 Performance related cash award
                                               (target of 60% of Base
                                               Salary) Payable in first quarter
                                               following close of performance
                                               period

  Long Term Disability     Yes                 Provides 60% Base Salary up to
                                               $5,000 per month less Social
                                               Security; payable to age 65.

  Car Allowance            Yes                 Monthly car allowance $571,
                                               grossed up for anticipated
                                               taxes ($935 includes taxes).

  Financial Planning       Yes                 Up to $10,000 annually for
                                               financial planning and tax
                                               related expenses, and up to
                                               $10,000 for associated legal
                                               fees and tax preparation
                                               expenses.

 Change of Control
   Agreement                 Yes               The Western Resources Change of
                                               Control Agreement provides
                                               specified benefits to a select
                                               group of management and
                                               executive employees of the
                                               company in order that they may
                                               advise the Board whether a
                                               proposed change in control
                                               would be in the best interests
                                               of the company and its
                                               shareowners without being
                                               influenced by the uncertainties
                                               of their own situation.  In
                                               your case, the applicable
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                                              severance multiple will be
                                              2.99.

 Club Membership             Yes              Company paid membership to
                                              Topeka Country Club.  Company
                                              will reimburse for monthly
                                              dues/capital expenses.

 Relocation                  Yes              Company will pay for cost of
                                              moving household goods and one
                                              auto.  Company will pay up to
                                              90 days storage. You will
                                              receive a cash payment in the
                                              amount of 15% of the appraised
                                              value of your Bronxville
                                              residence (even if you choose
                                              to keep such residence).

 Matching Gift               Yes              The Company's matching gift
                                              program provides matching
                                              contributions to qualified
                                              entities on a 2 for 1 basis of
                                              up to $5,000 per year (maximum
                                              match of $10,000 per year).